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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
         Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 1-10995

                            Capital Re Corporation
             (Exact name of registrant as specified in its charter)

                          1325 Avenue of the Americas
                           New York, New York 10019
                                (212) 974-0100
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $0.01 par value
           (Title of each class of securities covered by this Form)

       Capital Re LLC 7.65% Cumulative Monthly Income Preferred Shares,
                Series A (guaranteed by Capital Re Corporation)
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)  [ ]            Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]            Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]            Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]            Rule 12h-3(b)(3)     [ ]
               Rule 12h-3(b)(1)(i)  [X]            Rule 15d-6           [X]

     Approximate number of holders of record as of the certification or notice date:
                        Common Stock:         1 Holder

Pursuant to the requirements of the Securities Exchange Act of 1934, Capital Re Corporation has caused his certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 6, 2000                 CAPITAL RE CORPORATION


                                       By:  /s/ Alan R. Roseman
                                           -----------------------------
                                           Name:  Alan R. Roseman
                                           Title: Senior Vice President,
                                                  General Counsel and
                                                  Secretary